Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

THIRD-QUARTER 2005 EARNINGS

•	Identical store sales increase 5.4% with fuel and 3.4% without fuel

•	Unveils new Texas strategy

•	Announces repatriation of cash from Canada

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA –October 18, 2005

Results From Operations

Safeway Inc. today reported net income of $122.5 million ($0.27 per diluted share) for the third quarter ended September 10, 2005. Safeway’s results were reduced $0.08 per diluted share due to an impairment charge in Texas and $0.03 per diluted share for an employee buyout charge in Northern California.

Net income was $159.2 million ($0.35 per diluted share) for the third quarter of 2004. Net income was reduced by $0.03 per diluted share for contributions to two Northern California UFCW multi-employer health and welfare plans.

The resolution of various tax issues increased net income by $0.06 per diluted share in the third quarter of 2005 and $0.07 per diluted share in 2004.

In 2005, Safeway early adopted Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, which requires that stock options be expensed. The non-cash expense for stock options was $14.6 million, pre-tax ($0.02 per diluted share) in the third quarter of 2005.

Sales and Other Revenue

Sales and other revenue increased 7.2% to $8.9 billion in the third quarter of 2005 from $8.3 billion in the third quarter of 2004. Increased fuel sales, Safeway’s marketing strategy and Lifestyle store execution drove this sales increase.

Comparable store sales increased 5.7% and identical store sales (which exclude replacement stores) increased 5.4% for the third quarter of 2005. Excluding the effect of fuel sales, identical store sales increased 3.4%.

“We are pleased with the progress we made this quarter on several fronts,” said Steve Burd, Chairman, President and CEO. “Our identical store sales are the strongest they have been in over four years, we gained U.S. market share in 35 of the last 36 weeks, operating and administrative expense as a percentage of sales declined significantly in the quarter, and our capital investments and Lifestyle stores continue to exceed expectations.”

“During the quarter, we also initiated a strategic solution to improve our operations in Texas, made significant progress on the labor front with a tentative agreement with the UFCW in Chicago, and completed an employee buyout in the Bay Area,” added Burd. “In addition, we have decided to utilize a lower tax rate under the American Jobs Creation Act of 2004 to repatriate funds from Canada, allowing us to pay down debt in the United States in the near term. In short, we have been busy and are satisfied with the results.”

Texas Strategy

Safeway plans to revitalize the Texas division through a strategy which includes the closure of 26 under-performing stores, a focused Lifestyle remodel program and the introduction of proprietary products. Safeway incurred a $54.7 million pre-tax impairment charge ($0.08 per diluted share) on these stores in the third quarter of 2005 and expects to incur a charge of approximately $59 million, pre-tax ($0.08 per diluted share) for store exit activities in the fourth quarter of 2005. The impact of closing these stores is expected to be cash neutral in 2005.

Energy Costs

Fuel and energy prices increased significantly over last year. Safeway avoided a portion of this increase with the use of fixed price natural gas and electricity contracts. However, the net impact of higher fuel and natural gas prices increased store utility costs, store supply costs and distribution costs. It also lowered operating profit from fuel stations. Safeway estimates that higher energy costs reduced net income by approximately $23 million, pre-tax ($0.03 per diluted share) in the third quarter of 2005.

Gross Profit

Primarily because of fuel sales, which have a lower gross margin, gross profit declined 98 basis points to 28.58% of sales in the third quarter of 2005 compared to 29.56% in the third quarter of 2004. Fuel sales reduced gross profit margin by 65 basis points. The remaining 33 basis point decline is largely the result of the grand opening of 79 Lifestyle stores, increased advertising expenses, investments in price and higher energy costs.

Operating and Administrative Expense

Operating and administrative expense declined to 25.90% of sales in the third quarter of 2005 compared to 26.03% in 2004.

Operating and administrative expense in 2005 included a $54.7 million pre-tax Texas impairment charge, a $21.9 million pre-tax employee buyout charge and a $14.6 million pre-tax expense for stock options. Operating and administrative expense in 2004 includes a pre-tax $19.7 million health and welfare contribution. Excluding these items operating and administrative expense improved 91 basis points. This improvement is primarily due to restructured labor agreements, increased sales from fuel and reduced workers’ compensation costs, partly offset by labor costs associated with the grand opening of Lifestyle stores and higher energy costs.

Interest Expense

Interest expense was $93.5 million in the third quarter of 2005, down slightly from $96.5 million in the third quarter of 2004. This decline was due to a $648 million reduction in average indebtedness offset by an increase in average interest expense from 5.79% to 6.16%.

Income Tax Expense

Income tax expense was $29.4 million, or 19.4% of pretax income, in the third quarter of 2005 compared to 21.1% in the third quarter of 2004.

In the third quarter of 2005, the company finalized its plan to repatriate $500 million of earnings from its Canadian subsidiary to the U.S., to take advantage of the lower effective tax rate allowed by the American Jobs Creation Act of 2004. The Canadian subsidiary will fund approximately half of the repatriated earnings with cash on hand and the remainder with borrowings. The U.S. parent company will use the repatriated earnings to pay down debt in the near term.

Deferred taxes previously provided on Canadian earnings to be repatriated exceeded the tax costs to repatriate the earnings and resulted in a net reduction of $17 million in income tax expense in the third quarter of 2005. In addition, Safeway’s effective tax rate was lower due to the favorable resolution of various tax issues totaling $10.0 million in the third quarter of 2005. The total benefit of these tax items was $0.06 per diluted share.

The total benefit from the resolution of various tax issues in the third quarter of 2004 was $32.4 million ($0.07 per diluted share).

36-Week Results

Net income for the first 36 weeks of 2005 was $387.7 million ($0.86 per diluted share) compared to $357.6 million ($0.80 per diluted share) in the first 36 weeks of 2004. The gross profit margin was 28.84% in 2005 compared to 29.63% in 2004. Operating and administrative expense was 25.67% of sales in 2005 compared to 26.49% of sales in 2004.

Capital Expenditures

Safeway invested $856 million in capital expenditures in the first 36 weeks of 2005. The company opened 13 new Lifestyle stores and completed 156 Lifestyle remodels. For the year, the company expects to spend approximately $1.5 billion in capital expenditures and open approximately 25 new Lifestyle stores and complete approximately 290 to 295 Lifestyle remodels. By year-end 2005, approximately 26% of Safeway’s store base will be in the Lifestyle format.

Cash Flow

Net cash flow from operating activities was $1,287.4 million in the first 36 weeks of 2005 compared to $1,526.0 million in the first 36 weeks of 2004. This change was primarily because of higher income tax payments in 2005 and lower prepaid expense in 2004.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, was $835.7 million for the first 36 weeks of 2005 compared to $646.6 million in 2004.

Financing activities, which consist primarily of cash used to pay down debt, used cash flow of $386.9 million in the first 36 weeks of 2005 compared to $577.2 million in 2004.

Free cash flow was $451.7 million in the first 36 weeks of 2005. As a result, total debt declined $364.5 million and cash and equivalents increased $68.7 million.

Quarterly Dividend

On September 28, 2005, Safeway paid a dividend of $0.05 per common share to shareholders of record as of September 7, 2005. The payout totaled $22.5 million.

Guidance

Safeway expects 2005 identical store sales (excluding fuel and excluding Vons for the first quarter of 2005) to be at the top end of the previously provided range of 2.5% to 2.8%. The company is comfortable with current analyst consensus earnings estimates of $1.44 per diluted share for 2005 (excluding any voluntary employee buyouts and the closure of Texas stores) as posted by Thomson First Call.

Free cash flow is expected to be in the $500 million to $600 million range (excluding any voluntary employee buyouts and the closure of Texas stores) for the year.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,800 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing third-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT October 18, 2005. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, identical store sales, comparable store sales, dividend payments, capital expenditures, free cash flow, and effects of restructuring labor contracts and are indicated by words or phrases such as “guidance,” “expects,” “estimate,” “forecast” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, voluntary employee buyouts, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, performance in new business ventures, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in our most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		36 Weeks Ended
	September 10, 2005	September 11, 2004	September 10, 2005	September 11, 2004
Sales and other revenue	$8,945.5	$8,343.2	$26,369.9	$24,432.5
Cost of goods sold	(6,388.9)	(5,877.2)	(18,763.9)	(17,193.8)

Gross profit	2,556.6	2,466.0	7,606.0	7,238.7

Operating and administrative expense	(2,316.9)	(2,171.5)	(6,768.5)	(6,471.9)

Operating profit	239.7	294.5	837.5	766.8

Interest expense	(93.5)	(96.5)	(278.3)	(288.2)

Other income, net	5.7	3.7	21.8	11.5

Income before income taxes	151.9	201.7	581.0	490.1

Income tax expense	(29.4)	(42.5)	(193.3)	(132.5)

Net income	$122.5	$159.2	$387.7	$357.6

Basic earnings per share	$0.27	$0.36	$0.87	$0.80

Diluted earnings per share	$0.27	$0.35	$0.86	$0.80

Weighted average shares outstanding:
Basic	448.1	446.0	447.5	445.2

Diluted	451.6	449.7	450.0	449.1

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 10, 2005	Year-end 2004
ASSETS
Current assets:
Cash and equivalents	$335.5	$266.8
Receivables	327.0	339.0
Merchandise inventories	2,661.0	2,740.7
Other current assets	243.9	251.2

Total current assets	3,567.4	3,597.7

Total property, net	8,811.0	8,689.4

Goodwill	2,405.9	2,406.6
Other long-term assets	621.7	683.7

Total assets	$15,406.0	$15,377.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$1,064.9	$596.9
Current obligations under capital leases	39.4	42.8
Accounts payable	1,930.4	1,759.4
Other current liabilities	1,256.4	1,393.0

Total current liabilities	4,291.1	3,792.1

Long-term debt:
Notes and debentures	4,654.7	5,469.7
Obligations under capital leases	639.9	654.0

Total long-term debt	5,294.6	6,123.7

Other long-term liabilities	1,080.5	1,154.7

Total liabilities	10,666.2	11,070.5

Total stockholders’ equity	4,739.8	4,306.9

Total liabilities and stockholders’ equity	$15,406.0	$15,377.4

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	36 Weeks Ended
	September 10, 2005	September 11, 2004
OPERATING ACTIVITIES
Net cash flow from operating activities	$1,287.4	$1,526.0

INVESTING ACTIVITIES
Cash paid for property additions	(855.5)	(751.8)
Proceeds from sale of property	45.4	149.3
Other	(25.6)	(44.1)

Net cash flow used by investing activities	(835.7)	(646.6)

FINANCING ACTIVITIES
Payments on short-term borrowings, net	(10.8)	(0.4)
Additions to long-term borrowings	151.0	778.5
Payments on long-term borrowings	(517.0)	(1,370.7)
Net proceeds from exercise of stock options	14.2	21.2
Dividends paid	(22.4)	—
Other	(1.9)	(5.8)

Net cash flow used by financing activities	(386.9)	(577.2)

Effect of changes in exchange rates on cash	3.9	(0.3)

Increase in cash and equivalents	68.7	301.9

CASH AND EQUIVALENTS
Beginning of period	266.8	174.8

End of period	$335.5	$476.7

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP NET INCOME TO ADJUSTED INCOME AND ADJUSTED EARNINGS PER SHARE

	Third Quarter 2005			Third Quarter 2004
	Before taxes	After taxes	Per diluted share	Before taxes	After taxes	Per diluted share
Net income, as reported	$151.9	$122.5	$0.27	$201.7	$159.2	$0.35
Texas store impairment	54.7	33.9	0.08	—	—	—
Northern California buyout	21.9	13.6	0.03	—	—	—
Health and welfare contribution	—	—	—	19.7	12.1	0.03
Pro forma stock option expense	—	—	—	(18.4)	(11.4)	(0.02)

Adjusted income and adjusted earnings per share	$228.5	$170.0	$0.38	$203.0	$159.9	$0.36

TABLE 2: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	36 Weeks Ended		Forecast Fiscal 2005
	Sept. 10, 2005	Sept. 11, 2004	Low	High	Fiscal 2004
Net cash flow from operating activities	$1,287.4	$1,526.0	$1,900.0	$2,000.0	$2,226.4
Net cash flow used by investing activities	(835.7)	(646.6)	(1,400.0)	(1,400.0)	(1,070.3)

Free cash flow	$451.7	$879.4	$500.0	$600.0	$1,156.1

TABLE 3: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	36 Weeks Ended
	Sept. 10, 2005	Sept. 11, 2004
Capital expenditures	$855.5	$751.8
Stores opened	13	24
Stores closed	15	26
Stores at end of period	1,800	1,815
Remodels completed	156	33
Square footage (in millions)	82.2	82.5
Number of fuel stations at end of period	325	300

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 4: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters Sept. 10, 2005	A Year Ended Jan. 1, 2005	B 36 Weeks Ended Sept. 10, 2005	C 36 Weeks Ended Sept. 11, 2004
Net income	$590.3	$560.2	$387.7	$357.6
Add (subtract):
Income taxes	294.5	233.7	193.3	132.5
Interest expense	401.3	411.2	278.3	288.2
Depreciation	916.3	894.6	636.5	614.8
Lifo (income) expense	(15.2)	(15.2)	6.9	6.9
Stock option expense	42.9	—	42.9	—
Property impairment charges	84.8	39.4	70.4	25.0
Equity in earnings of unconsolidated affiliates, net	(19.1)	(12.6)	(6.8)	(0.3)

Total Adjusted EBITDA	$2,295.8	$2,111.3	$1,609.2	$1,424.7

Total debt at September 10, 2005	$6,398.9
Less cash and equivalents in excess of $75.0 at September 10, 2005	(260.5)

Adjusted Debt	$6,138.4

Adjusted EBITDA as a multiple of interest expense	5.72
Minimum Adjusted EBITDA as a multiple of interest under bank credit agreement	2.00
Adjusted Debt to Adjusted EBITDA	2.67
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50

TABLE 5: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters Sept. 10, 2005	A Year Ended Jan. 1, 2005	B 36 Weeks Ended Sept. 10, 2005	C 36 Weeks Ended Sept. 11, 2004
Net cash flow from operating activities	$1,987.8	$2,226.4	$1,287.4	$1,526.0
Add (subtract):
Income taxes	294.5	233.7	193.3	132.5
Interest expense	401.3	411.2	278.3	288.2
Deferred income taxes	96.2	29.2	67.0	—
Net pension expense	(115.6)	(112.9)	(80.3)	(77.6)
Accrued claims and other liabilities	(45.6)	(118.1)	(32.3)	(104.8)
Gain (loss) on property retirements and lease exit costs	11.4	(20.6)	13.1	(18.9)
Changes in working capital items	(333.8)	(538.2)	(116.7)	(321.1)
Other	(0.4)	0.6	(0.6)	0.4

Adjusted EBITDA	$2,295.8	$2,111.3	$1,609.2	$1,424.7

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 6: SAME STORE SALES INCREASES

	12 Weeks Ended September 10, 2005
	Comparable Store Sales Increases	Identical Store Sales Increases
As reported	5.7%	5.4%
Excluding fuel sales	3.6%	3.4%

TABLE 7: RECONCILIATION OF OPERATING AND ADMINISTRATIVE EXPENSE AS A PERCENTAGE OF SALES

	12 Weeks Ended September 10, 2005		12 Weeks Ended September 11, 2004		Basis point Decrease
	Dollars	As a percentage of Sales	Dollars	As a percentage of Sales
Reported operating and administrative expense	$2,316.9	25.90%	$2,171.5	26.03%	(13)
Subtract:
Texas store impairment	(54.7)		—
Northern California buyout	(21.9)		—
Stock option expense	(14.6)
Health and welfare contribution	—		(19.7)

Adjusted operating and administrative expense	$2,225.7	24.88%	$2,151.8	25.79%	(91)